Exhibit 99.1

Duke Energy Progress

Partial Settlement in North Carolina Rate Case (Docket E-2 Sub 1219)

Background:

•	On October 30, 2019, Duke Energy Progress (DEP) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an approximate overall 12.3 percent increase in annualized retail revenues, or approximately $464 million:
o	The rate case filing requests an overall rate of return of 7.41% based on approval of a 10.3% return on equity and a 53% equity component of the capital structure
o	The filing is based on a North Carolina retail rate base of $10.8 billion as of December 31, 2018 and adjusted for known and measurable changes through February 2020
o	The filing requests recovery of $656 million of deferred storm costs over 15 years, including costs incurred to rebuild the electric system and restore power after major storms in 2018, including Hurricanes Florence and Michael and Winter Storm Diego, and Hurricane Dorian in 2019
•	On June 2, 2020, DEP and the Public Staff - North Carolina Utilities Commission (Public Staff) filed an Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

Major components of the Stipulation:

•	DEP will remove deferred storm costs from the rate case and file a petition seeking to securitize the costs within 120 days of a Commission order in the rate case regarding the reasonableness and prudency of the storm costs
•	The parties agreed to certain assumptions to demonstrate quantifiable benefits to customers of a securitization financing
•	Agreement that the Asheville combined cycle plant is complete and in service and amount is to be included in rate base as reflected in DEP's rebuttal testimony
•	Agreement on certain accounting matters, including recovery of employee incentives, severance, aviation costs and executive compensation

Additional Information:

•	The partial settlement does not include an agreement on ROE, capitalization structure, coal ash recovery, depreciation rates, the grid improvement plan, or the return of unprotected EDIT, among other things. Nothing precludes these and other parties from continuing settlement discussions regarding these remaining or other issues
•	The Stipulation is subject to the review and approval of the NCUC
•	An evidentiary hearing to review the Stipulation and other issues in the DEP case has been has been scheduled to begin July 27, 2020
•	DEP originally requested new rates go into effect September 1, 2020. With the delay in the hearing, DEP is evaluating whether it would put interim rates into effect, subject to refund, or request approval for deferrals or other accounting mechanisms in lieu of interim rates